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                                                                    Exhibit 12.1

Northern Border Partners, L.P.
Ratio of earnings to fixed charges

                                                             Year ended December 31,
                                                 ----------------------------------------------
                                                   2000      2001      2002      2003      2004
                                                 -------   -------   -------   -------   -------
Fixed charges:
Interest expensed and capitalized                 81,881    91,653    83,227    79,159    77,346
Estimate of interest within rental expense           864     1,091     1,112     1,210     1,192
                                                 -------   -------   -------   -------   -------
Total fixed charges                               82,745    92,744    84,339    80,369    78,538
                                                 -------   -------   -------   -------   -------
Earnings:
Pretax income from continuing operations          77,098    88,332   112,625   (92,444)  146,057
Minority interest in net income                   38,119    42,138    42,816    44,460    50,033
Equity (earnings) losses from equity investees       647    (1,697)  (12,983)  (18,815)  (18,015)
Distributed income of equity investees               933     7,083    10,820    16,262    13,946
Interest capitalized                                 (58)     (834)     (304)     (117)     (366)
Fixed charges                                     82,745    92,744    84,339    80,369    78,538
                                                 -------   -------   -------   -------   -------
Total earnings                                   199,484   227,766   237,313    29,715   270,193
                                                 -------   -------   -------   -------   -------
Ratio of earnings to fixed charges                  2.41      2.46      2.81      0.37      3.44
                                                 =======   =======   =======   =======   =======